Exhibit 99.2

MARKETING MATERIALS

FOR

Chicopee Bancorp, Inc.

Full Conversion Transaction

Chicopee Bancorp, Inc.

STOCK OFFERING MARKETING MATERIALS

TABLE OF CONTENTS

CORRESPONDENCE

Letter to Eligible Past and Current Customers

Potential Investor Letter (Community Prospects) 1

Ryan Beck “Broker Dealer” Letter

Stock Order Acknowledgment Letter

Stock Certificate Mailing Letter

Community Meeting Invitation 2

ADVERTISEMENTS

Local Newspaper Advertisement (optional – requires a community meeting be underway) 1

Stock Information Center Location Poster – For Lending Center

Stock Information Center Location Poster – For Main Office

FORMS

Stock Order Form

[1]	The offering package will initially be mailed only to eligible current/past customers. Community members will not be targeted, however, we will have offering packages on hand for a potential Community Offering. Based on market conditions just before the offering commences, we will decide whether/when to conduct a Community Offering. Therefore, though we may respond to community member requests for Prospectuses, we will mail order forms and return envelopes only if/when a Community Offering has started.

[2]	Community information meetings for potential investors are not currently expected.

LETTER TO ELIGIBLE DEPOSITORS

[Chicopee Bancorp, Inc. Letterhead]

Dear Sir/Madam:

I am pleased to inform you of an investment opportunity being offered to depositors of Chicopee Savings Bank. Chicopee Bancorp, Inc., which we have formed to become the parent company of Chicopee Savings Bank, is conducting its initial public offering of common stock. Our Board of Trustees and our Corporators have recently approved the Plan of Conversion (the “Plan”) pursuant to which the offering will be conducted. Under the Plan, our organization will convert from the mutual (meaning no public stockholders) to the stock form of organization, 100% owned by stockholders.

As an eligible Chicopee Savings Bank depositor as of October 8, 2004 or January 31, 2006, you have an opportunity, without any obligation, to subscribe for shares of Chicopee Bancorp, Inc. common stock before shares are offered for sale to the general public. The common stock is offered at $10.00 per share, and there will be no commission charged to investors in the offering.

Please note that:

•	The net proceeds resulting from the sale of common stock will give our organization additional flexibility to support business goals, including increased lending, investment and the development of new branch locations.

•	You will continue to enjoy the same services, with the same officers, management and staff.

•	The Conversion will not result in changes to the balance, interest rate or maturity of your deposit or loan accounts.

•	Your deposit accounts at the bank will remain insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits, and by the Depositors Insurance Fund.

Before making an investment decision, please carefully review the information in the enclosed Prospectus, including the section entitled “Risk Factors”. If you are interested in purchasing shares of Chicopee Bancorp, Inc. common stock during the offering, complete the enclosed Stock Order Form and return it in the Order Reply envelope provided. Payment may be in the form of check, money order or authorization to withdraw funds (without early withdrawal penalty) from certain types of Chicopee Savings Bank deposit accounts. If you wish to purchase stock with funds you have in an IRA, call the Stock Information Center promptly, because IRA-related orders require additional processing time. Stock Order Forms, properly executed and with full payment, must be received (not postmarked) no later than 11:00 a.m. Eastern time, on ________, 2006.

After the offering concludes, Chicopee Bancorp, Inc. common stock is expected to be quoted on the Nasdaq National Market, under the symbol “CBNK.”

I invite you to consider this opportunity to share in our future by becoming a stockholder of Chicopee Bancorp, Inc., and I thank you for your continued support as a customer of Chicopee Savings Bank. If you have any questions about the Plan or the stock offering, please refer to the Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

William J. Wagner
Chairman, President and CEO

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

Questions?

Call our Stock Information Center at (413) 598-3210

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

POTENTIAL INVESTOR LETTER (Community Prospects)

[Chicopee Bancorp, Inc. Letterhead]

This letter is for “call-ins and community prospects”. They will receive only a Prospectus unless they call after we commence a Community Offering.

Dear Friend:

I am pleased to inform you of an investment opportunity. Chicopee Bancorp, Inc., formed to be the parent company of Chicopee Savings Bank, is conducting its initial public offering of common stock. All shares will be sold at $10.00 per share, and no commission will be charged to investors in the offering.

Before making an investment decision, carefully review the information in the enclosed Prospectus including the section entitled “Risk Factors”. If you are interested in purchasing shares of Chicopee Bancorp, Inc. common stock during the offering, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. If you wish to purchase stock with funds you have in an IRA, call the Stock Information Center promptly, because IRA-related orders require additional processing time. Stock Order Forms, properly executed and with full payment, must be received (not postmarked) no later than 11:00 a.m. Eastern time, on _________, 2006.

After the offering concludes, Chicopee Bancorp, Inc. common stock is expected to be quoted on the Nasdaq National Market, under the symbol “CBNK.”

If you have questions regarding the offering, please refer to the enclosed Prospectus or call our Stock Information Center at the number shown below.

Sincerely,

William J. Wagner
Chairman, President and CEO

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

Questions?

Call our Stock Information Center at (413) 598-3210

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday

RYAN BECK “BROKER DEALER” LETTER

[Ryan Beck Letterhead]

Dear Sir/Madam:

At the request of Chicopee Bancorp, Inc., we are enclosing materials regarding the offering of shares of Chicopee Bancorp, Inc. common stock. We have included a Prospectus describing the stock offering.

Ryan Beck & Co., Inc. has been retained by Chicopee Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

NOTE: To accompany either cover letter.

STOCK ORDER ACKNOWLEDGMENT LETTER

[imprinted with name & address of subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter confirms receipt of your order to purchase shares of Chicopee Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center at (413) 598-3210, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. Refer to the batch and order number listed below.

ORDER INFORMATION:

Batch #: _____

Order #: _____

No. of Shares Requested: _________

Offering Category: _____ (subject to verification; see descriptions below)

STOCK REGISTRATION:

Name 1

Name 2

Name 3

Address 1

Address 2

City, State, Zip

Ownership Type: ______

This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of oversubscription are described in the Prospectus dated _______, 2006, in the section entitled “The Conversion”.

Thank you for your order,
CHICOPEE BANCORP, INC.

OFFERING CATEGORY DESCRIPTION:

1.	Depositors who had accounts at Chicopee Savings Bank with aggregate balances of at least $50 as of the close of business on October 8, 2004;

2.	Depositors who had accounts at Chicopee Savings Bank with aggregate balances of at least $50 as of the close of business on January 31, 2006;

3.	Our employee stock ownership plan;

4.	Officers, Trustees, Corporators and Employees of Chicopee Savings Bank who do not have a higher priority right;

5.	Direct Community Offering – Natural persons residing in Hampden County or the Municipalities of Belchertown, Granby or South Hadley, Massachusetts;

6.	Direct Community Offering – Persons not qualified in any of the above categories.

NOTE: Printed and mailed in the Stock Information Center after an order is processed.

STOCK CERTIFICATE MAILING LETTER

[Chicopee Bancorp, Inc. Letterhead]

Dear Stockholder:

I would like to welcome you as a stockholder of Chicopee Bancorp, Inc. A total of _______ shares were purchased by investors at a price of $10.00 per share.

Your stock certificate is enclosed. Please review it to make sure the registration name and address are correct. If you find an error or have any questions about your certificate, please contact our Transfer Agent:

by mail:

Registrar & Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

or by phone:

(800) 368-5948

or by email:

info@rtco.com

If the enclosed stock certificate must be forwarded for reissue, it is recommended that it be sent to the Transfer Agent by registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications. Please note that if you lose your stock certificate(s), it will be costly to replace them. The Transfer Agent will charge you a fee to replace them. To avoid misplacing your certificate(s), you may wish to put them in a safety deposit box or bring them to a brokerage firm for safekeeping.

If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest at the Chicopee Savings Bank passbook savings rate of ___% APY, calculated from the date your funds were received until ____, 2006.

If your stock order was to be paid in full or in part by authorizing a withdrawal from a Chicopee Savings Bank deposit account, the withdrawal was made on _____, 2006. Until then, interest was earned at your applicable contractual deposit account rate, and it remains in your account.

Chicopee Bancorp, Inc. common stock trades on the Nasdaq National Market, under the symbol “CBNK.”

Thank you for participating in our offering.

Sincerely,

William J. Wagner
Chairman, President and CEO

NOTE: This letter will be tailored in the event of oversubscription. The letter will be printed and mailed by the Transfer Agent.

COMMUNITY MEETING INVITATION - Optional

(Optional – included in initial mailing package if a community meeting will be held)

Chicopee Bancorp, Inc. [LOGO]

You’re

Invited!

You are cordially invited to a Community Meeting to learn

more about the offering of Chicopee Bancorp, Inc. common

stock and the business focus of Chicopee Savings Bank. Senior executives of Chicopee Bancorp, Inc. will present information and answer your questions.

DATE

TIME

PLACE

ADDRESS

For reservations, call our Stock Information Center at

(413) 598-3210, from 10:00 a.m. to 4:00 p.m. Eastern time,

Monday through Friday , except weekends and bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

LOCAL NEWSPAPER ADVERTISEMENT – Optional

(Assumes a Community Offering is Conducted)

CHICOPEE BANCORP, INC. [LOGO]

Holding Company for Chicopee Savings Bank

UP TO 7,453,704 SHARES

COMMON STOCK

$10.00 Per Share

Purchase Price

Chicopee Bancorp, Inc., the stock holding company for Chicopee Savings Bank, is conducting its initial public offering of common stock. Shares may be purchased directly from Chicopee Bancorp, Inc., without sales commissions or fees, during the offering period.

THIS OFFERING EXPIRES AT 11:00 A.M. EASTERN TIME, ON ___________, 2006.

To receive a Prospectus and stock order form, you may call or visit our Stock Information Center, open Monday through Friday, 10:00 a.m. to 4:00 p.m. The Stock Information Center is located at our Lending Center at 229 Exchange Street, Chicopee, MA. The Stock Information Center phone number is (413) 598-3210.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

STOCK INFORMATION CENTER LOBBY POSTER – For Lending Center

LOOKING FOR

THE

CHICOPEE BANCORP, INC.

STOCK INFORMATION CENTER?

PLEASE CHECK IN WITH OUR RECEPTIONIST

STOCK INFORMATION CENTER LOBBY POSTER – For Main Office

LOOKING FOR THE CHICOPEE BANCORP, INC.

STOCK INFORMATION CENTER?

IT IS LOCATED NEARBY,

AT OUR LENDING CENTER,

229 EXCHANGE STREET

STOCK INFORMATION CENTER

PHONE # (413) 598-3210